Exhibit 99.1

NII HOLDINGS ANNOUNCES THE TERMINATION OF
PREVIOUSLY ANNOUNCED SALE BY SHAREHOLDER

      NII Holdings, Inc. (Nasdaq: NIHD) today announced, after consultation with Bear, Stearns & Co. Inc., the termination of the previously announced sale by Nextel Communications, Inc. of 6,200,000 shares of NII Holdings common stock in a secondary underwritten public offering. Nextel Communications owns approximately 18% of NII Holdings Common Stock.

      The termination of the sale has occurred following the identification by NII Holdings that certain liability accounts at its Nextel Mexico subsidiary do not have the proper reconciliation with the books and records of the subsidiary. The company does not believe that this matter has any impact on its revenues or cash accounts. This identification occurred as part of NII Holdings’ ongoing review of all of its internal accounts and records in order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. At the present time, NII Holdings expects that this matter reflects a cumulative net understatement of the income of Nextel Mexico and a corresponding net overstatement of its liabilities for the fiscal years ended December 31, 2002 and December 31, 2003 and the first eight months of 2004. NII Holdings estimates that the maximum cumulative effect of the understatement of income is $9.0 million over this period.

      NII Holdings will continue to investigate this matter in order to reach a final determination on the exact impact of this matter on the company’s financial statements. NII Holdings is evaluating the effect on particular quarters, but believes that there may be understatements of income for certain quarters and overstatements of income for other quarters. Management believes that the fundamental operations of the business are sound.

About NII Holdings, Inc.

      NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Argentina, Brazil, Mexico and Peru, offering a fully integrated wireless communications tool with digital cellular service, text/numeric paging, wireless Internet access and International Direct Connect(SM), an extension of Direct Connect(SM), a radio feature that allows Nextel subscribers to communicate instantly and across national borders. NII Holdings, Inc. trades on the Nasdaq market under the symbol NIHD. Visit the Company’s website at http://www.nii.com.

      Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ reports filed with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.